UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TAYLOR CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Taylor Capital Group, Inc., a Delaware corporation, to be held at 9:00 a.m. central time on Thursday, June 16, 2005, at the Standard Club, 320 South Plymouth Court, Chicago, Illinois.

The matters to be considered at the meeting are described in the accompanying proxy statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. On behalf of our Board of Directors, I urge you to please complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote will be counted, if, for any reason, you are unable to attend.

We look forward to seeing you at the 2005 Annual Meeting of Stockholders.

Sincerely,

Jeffrey W. Taylor
Chairman

May 6, 2005

TAYLOR CAPITAL GROUP, INC.

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2005 Annual Meeting of Stockholders of Taylor Capital Group, Inc. will be held at the Standard Club, 320 South Plymouth Court, Chicago, Illinois on Thursday, June 16, 2005, at 9:00 a.m. central time for the following purposes:

1. To elect three (3) directors to our Board of Directors to serve for a term of three (3) years and until their respective successors are elected and qualified;

2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 28, 2005 as the record date for determining stockholders entitled to notice of, and to vote at, the 2005 Annual Meeting. Ten days prior to the 2005 Annual Meeting of Stockholders, a list of all stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at our office in Rosemont, Illinois.

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors,

Jeffrey W. Taylor
Chairman

May 6, 2005

TAYLOR CAPITAL GROUP, INC.,

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

General Information

This proxy statement is furnished on or about May 6, 2005 to stockholders of Taylor Capital Group, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. central time on Thursday, June 16, 2005, at the Standard Club, 320 South Plymouth Court, Chicago, Illinois.

The cost of soliciting proxies will be borne by us. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock and preferred stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by us by mail or by personal interview, telephone and telegraph by our directors, officers and other employees, who will receive no additional compensation for their services.

Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving notice of such revocation to Jeffrey W. Taylor, Chief Executive Officer of our company, at our executive offices at 9550 West Higgins Road, Rosemont, Illinois 60018, or by attending the meeting and voting in person.

At the close of business on March 31, 2005, there were 9,678,638 shares of our common stock outstanding and entitled to vote at the meeting. Only stockholders of record on April 28, 2005, will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions and the broker does not have discretionary authority to vote on a particular matter, your shares will constitute broker non-votes for that matter. Directions to withhold authority to vote for any director, abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned or postponed.

At the Annual Meeting, votes will be counted by written ballot. The election of our Board of Directors’ nominees for directors will require the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of such directors. As a result, withholding your authority to vote for any nominee, abstentions and broker non-votes will not affect the outcome of the election. You will not be permitted to cumulate your votes in the election of directors.

Approval of any other business which may properly come before the Annual Meeting, or any adjournments or postponements thereof, generally will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Generally, in the case of such other business, under Delaware law and our certificate of incorporation and bylaws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote “For,” “Against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast “For” each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote “Against” the matter. Broker non-votes are counted as present, but will have the effect of reducing the number of shares considered present and entitled to vote on the matter.

A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) withhold authority to vote with respect to any nominee, by so indicating in the appropriate space on the proxy card.

Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting, or any adjournments or postponements thereof. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum at the meeting, or any adjournments or postponements thereof.

If your shares are held in a stock brokerage account or by a bank or other nominee (sometimes referred to as being held in “street name”), you are considered the beneficial owner of those shares. Your broker, bank or other nominee is considered the stockholder of record of those shares and is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not directly vote those shares unless you obtain a signed proxy from the record holder giving you the right to do so. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of twelve persons, but will consist of eleven persons after the Annual Meeting, assuming the election of all of the nominees to our Board of Directors. Cindy Taylor Robinson informed the Corporate Governance and Nominating Committee of our Board of Directors that she will not seek re-election as a Class III director at the Annual Meeting. In addition, our 9% Noncumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), was redeemed in mid-2004, and therefore, no preferred director will be elected to the Board of Directors at the Annual Meeting. However, the Board of Directors is authorized under Article 8 of our By-laws to fill vacancies on the Board of Directors and intends to fill one of the current vacancies with Adelyn Leander. As a result, after the Annual Meeting, Ms. Leander will be a member of Class I and her term of office will expire at our Annual Meeting in 2006. The terms of office of the members of our Board of Directors are divided into three classes, each of the members of which will serve for a staggered three-year term.

The terms of the Class III directors are set to expire at the 2005 Annual Meeting. Therefore, each of Bruce W. Taylor, Ronald Bliwas and Ronald D. Emanuel has been nominated as a Class III director to be elected at the Annual Meeting. Each of the nominees, if elected, will serve for three years until the 2008 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class I and II directors will continue in office until the 2006 and 2007 Annual Meetings of Stockholders, respectively, and until their successors have been elected and qualified.

Each of the Class III director nominees will be elected by the affirmative vote of a plurality of the shares entitled to vote in the election of directors. As of March 31, 2005, members of the Taylor family and their affiliates, who are all party to a voting trust agreement, owned 54.86% of our outstanding common stock. The Taylor family has advised the company that it will vote in favor of the election of each of the nominees. As a result, the nominees will be elected regardless of the votes of the other stockholders.

If at the time of the Annual Meeting, any nominee is unable or declines to serve, the persons named in the proxy will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

Nominees for Directors

The names of the persons nominated for election as directors of our company, together with certain information concerning the nominees, are set forth below:

Class III—Directors to be Elected at the 2005 Annual Meeting:

Name	Age	Position With Company
Bruce W. Taylor	49	President and Director
Ronald Bliwas	62	Director
Ronald D. Emanuel	58	Director

Bruce W. Taylor has served as President and as a director of our company since its inception in 1997 and President and Chief Executive Officer of Cole Taylor Bank (the “Bank”), a wholly-owned subsidiary of our company since 1994. He also has served as Chief Financial Officer of our company and the Bank from March 2004 through December 2004. Mr. Taylor served as a director of Cole Taylor Financial Group (“CTFG”) from its inception in 1984 until 1997. From 1994 until 1997, Mr. Taylor served as President of CTFG in addition to President and Chief Executive Officer of the Bank. From 1991 to February 1994, Mr. Taylor served as Vice Chairman of CTFG and President and Chief Operating Officer of the Bank. Mr. Taylor began working for Cole Taylor Bank in 1979 and has held several management positions with the Bank since that time. In 2005, Mr. Taylor was elected as a director of MTL Insurance Company. Mr. Taylor is the brother of Jeffrey W. Taylor.

Ronald L. Bliwas was elected as a director of our company effective April 1, 2004. Mr. Bliwas is the President and Chief Executive Officer of A. Eicoff & Company, a leading Chicago advertising agency that specializes in broadcast advertising and is a division of Ogilvy & Mather. Mr. Bliwas also serves as a director of the University of Arizona National Board of Advisors, the Friends of Prentice Women’s Hospital & Maternity Center of Northwestern Memorial Hospital Foundation, the Illinois Institute of Technology Board of Directors and on the executive committee of the Board of Directors of the Direct Marketing Association and was such association’s 2004-05 Chairman.

Ronald D. Emanuel has served as a director of our company since its inception in 1997, and as a member of the Audit and Examining Committee (including the prior joint committee for our company and the Bank) since 1997. Since 1979, Mr. Emanuel has been President of ATI Carriage House, Inc., a retail furniture distributor.

Members of the Board of Directors Continuing in Office

Class I—Directors Serving Until 2006 Annual Meeting:

Name	Age	Position With Company
Jeffrey W. Taylor	52	Chairman of the Board of Directors, Chief Executive Officer and Director
Adelyn Leander	74	Director
Melvin E. Pearl	69	Director
Richard W. Tinberg	54	Director

Jeffrey W. Taylor has served as Chairman of the Board, Chief Executive Officer and a director of our company since its inception in 1997 and Chairman of the Bank since 1994. Mr. Taylor served as a director of CTFG from its inception in 1984 until February 1997. From February 1994 until February 1997, Mr. Taylor served as Chairman and Chief Executive Officer of CTFG. From 1990 to February 1994, Mr. Taylor served as Vice Chairman of CTFG and Chairman and Chief Executive Officer of the Bank. Mr. Taylor served as Vice Chairman of Banking Strategy from April 1990 until the end of 1990. Mr. Taylor began his career with the Bank in 1978 as Associate General Counsel and has held several management positions with the Bank since that time. Mr. Taylor is the brother of Bruce W. Taylor.

Adelyn Leander has served as a director of our company since its inception in 1997, and as a member of the Compensation Committee of our Board of Directors since 1997. Ms. Leander was formerly a director of CTFG from August 1995 until February 1997. Ms. Leander retired in August 1996 as the President of the Institute of European and Asian Studies. From 1988 to 1992, Ms. Leander was Senior Vice-President and Director of Human Resources for First Colonial Bankshares Corporation, a holding company for sixteen banks and three non-bank subsidiaries located in the greater metropolitan Chicago area.

Melvin E. Pearl has served as a director of our company since its inception in 1997, and as Chairman of the Compensation Committee since 1997. Mr. Pearl was formerly a director of CTFG from its inception in 1984 until February 1997. Mr. Pearl had been a Partner with the law firm of Katten Muchin Zavis Rosenman from 1974 until 2004, and is now “Of Counsel” to that firm.

Richard W. Tinberg has served as a director of our company since its inception in 1997. He has served as a member of our Compensation Committee since 1997 and as Chairman of our Audit and Examining Committee (including the prior joint committee for our company and the Bank) since 1997. Mr. Tinberg was formerly a director of CTFG from 1995 until February 1997. Since 1985, Mr. Tinberg has been the President and Chief Executive Officer of the Bradford Group, a group of organizations engaged in the development and marketing of collectibles. Mr. Tinberg has also served as the Chief Executive Officer of Hammacher Schlemmer & Company, which specializes in the marketing of innovative products and gifts, since 1985.

Class II—Directors Serving until the 2007 Annual Meeting:

Name	Age	Position With Company
Edward T. McGowan	68	Director
Louise O’Sullivan	59	Director
Shepherd G. Pryor, IV	58	Director
Mark L. Yeager	55	Director

Edward T. McGowan has served as a director of our company since its inception in 1997 and as a director of the Bank, since 1984. Since 1963, Mr. McGowan has been President of Edon Construction Co., Inc., a carpentry contractor. He has also served as President of Dremco, Inc., a real estate developer, since 1995, and served as Secretary and Treasurer of Dremco, Inc. from 1975 to 1995.

Louise O’Sullivan has been a director of our company since December 2004. Ms. O’Sullivan founded Prime Advantage in 1998, following more than 20 years of successful leadership experience in industrial manufacturing. Prime Advantage is a privately-held manufacturers buying consortium that leverages a large, unified network of original equipment manufacturers. Previously, she was president of the Groen Company (a subsidiary of the Dover Corporation), a major manufacturer of commercial food service and industrial processing equipment. Ms. O’Sullivan serves as a Director of the University of Chicago Graduate School of Business Entrepreneurial Advisory Board.

Shepherd G. Pryor IV has been a director of our company and a member of the Audit and Examining Committee since September 2003, Chairman of the Corporate Governance and Nominating Committee of our

Board of Directors since November 2004 and Lead Director of the Independent Directors Meetings. Mr. Pryor is an independent management consultant with his own firm, Shepherd G. Pryor IV Management Consulting, and provides services to boards of directors through Board Resources, a division of TeamWork Technologies. Mr. Pryor serves on the board of directors of HCI Direct, Inc., a manufacturer and direct response marketer, and is lead director of the board of Archibald Candy Corporation, a manufacturer and retailer. Mr. Pryor also served on the board of directors of Petrolane, Inc., a propane distributor and retailer, until its sale to Amerigas. Mr. Pryor is a member of the National Association of Corporate Directors and a NASD arbitrator. Mr. Pryor is a founding board member and current president of the Music Arts School in Highland Park and a founding member of Resurrection Home Health Foundation. In addition, Mr. Pryor serves as a faculty member at Keller Graduate School of Management.

Mark L. Yeager has served as a director of our company since its inception in 1997. Since 1981, Mr. Yeager has been a Partner with the law firm of McDermott, Will & Emery.

Board Committees

Our Board of Directors has established three standing committees: an Audit and Examining Committee, a Compensation Committee and a Corporate Governance & Nominating Committee. The Company is a “controlled company,” as defined by the NASDAQ corporate governance rules due to the voting power held by the Taylor family and their affiliates.

The Audit and Examining Committee of our Board consists of Mr. Tinberg (Chairman), Mr. Pryor and Mr. Emanuel. The Audit and Examining Committee’s primary duties and responsibilities are to (1) monitor the integrity of our company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) monitor the independence and performance of our company’s independent external auditors and internal audit department, (3) act as an oversight committee on audit and control matters, (4) provide an avenue of communication among the internal audit department, independent external auditors, management and the Board of Directors, (5) encourage management to take an aggressive approach toward resolving matters that require attention as defined by the Audit and Examining Committee, and (6) maintain minutes of meetings and report the substance of the meetings and make appropriate recommendations to the Board of Directors as necessary. Our Board of Directors has determined, in its business judgment, that all of the members of the Audit and Examining Committee meet the independence standards for audit committee members, as set forth in the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq National Market. The Board of Directors has designated each of Mr. Tinberg and Mr. Pryor as an “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit and Examining Committee operates pursuant to a written charter, which is attached hereto as Exhibit A and is available to any person without charge, upon written request. Requests should be made in writing to Taylor Capital Group, Inc., Attention: Daniel C. Stevens, Chief Financial Officer, 9550 West Higgins Road, Rosemont, Illinois 60018. During 2004, the Audit and Examining Committee met nine times. Each member of the Audit and Examining Committee attended all meetings during his term of office, with the exception of Mr. Emanuel, who was unable to attend one meeting.

The Compensation Committee of our Board consists of Mr. Pearl (Chairman), Mr. Tinberg and Ms. Leander. The Compensation Committee’s primary responsibilities include (1) reviewing and making recommendations to our Board of Directors regarding the compensation of our directors, executive officers and key employees and (2) overseeing the administration of our employee benefit plans. The Compensation Committee operates pursuant to a written charter, which is available to any person without charge, upon written request. Requests should be made in writing to Taylor Capital Group, Inc., Attention: Daniel C. Stevens, Chief Financial Officer, 9550 West Higgins Road, Rosemont, Illinois 60018. The Compensation Committee met four times during 2004. Each member of the Compensation Committee attended all meetings during his or her term of office.

The Corporate Governance and Nominating Committee of our Board consists of Mr. Pryor (Chairman), Mr. Greenberg (Cole Taylor Bank Director), Mr. Bliwas, Mr. Pearl and Mr. Yeager. The Corporate Governance and Nominating Committee’s primary responsibilities are to (1) assist the Boards of Directors of the Company and the Bank in identifying persons qualified to become members of the Boards, consistent with the criteria established by the Committee and approved by the Boards, (2) assist the Boards in identifying the directors that may serve on each committee of the Boards, (3) coordinate the Board’s evaluation of itself and management, and (4) develop and recommend to the Board corporate governance guidelines. The Corporate Governance and Nominating Committee operates pursuant to a written charter, which is attached hereto as Exhibit B and is available to any person without charge, upon written request. Requests should be made in writing to Taylor Capital Group, Inc., Attention: Daniel C. Stevens, Chief Financial Officer, 9550 West Higgins Road, Rosemont, Illinois 60018. The Corporate Governance and Nominating Committee met once during 2004. Each member of the Corporate Governance and Nominating Committee attended all meetings during his term of office.

In nominating directors, our Corporate Governance and Nominating Committee and our Board consider a variety of factors, including whether an individual has experience as a senior executive of a company in the banking industry or at a publicly-traded corporation, experience in the management or leadership of a substantial private business enterprise or such other professional experience as our Board of Directors determines shall qualify an individual for Board service. Our Board of Directors also strives to achieve an effective balance and range of experience and expertise, including operational experience and financial expertise. In considering candidates for the Board, our Board of Directors will evaluate the entirety of each candidate’s credentials. There are no specific minimum qualifications that must be met by a Board-recommended nominee.

Our Corporate Governance and Nominating Committee will consider director nominees from any reasonable source, including stockholder recommendations tendered in accordance with our By-laws. The Corporate Governance and Nominating Committee also has the authority to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms. Stockholders who wish to nominate an individual for election as a director at an annual meeting of the stockholders must comply with the provisions in our By-laws regarding stockholder nominations. See “Stockholder Proposals” below for more information concerning nomination procedures.

Attendance at Meetings

During 2004, our Board of Directors held four regular meetings and two special meetings. Each member attended all meetings during his or her term of office, with the exception of Ms. Taylor Robinson who was unable to attend one meeting. All of our directors attended our 2004 Annual Meeting.

Meetings of Independent Directors

The Board’s “independent directors” (as that term is defined under the standards of the Securities and Exchange Commission and the Nasdaq) meet in executive session without management present at least twice a year. The chairman at these executive sessions is the Chairman of the Corporate Governance and Nominating Committee, who also serves as the lead director of the board.

Directors’ Fees

Our non-employee directors receive an annual fee of $10,000 and an attendance fee of $750 for each Board meeting attended and $650 for each committee meeting attended. The chairman of each committee receives an additional $5,000 for chairing a committee. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Each non-employee director may also receive an annual grant of options, at the discretion of the Compensation Committee of our Board of Directors, under our 1997 and 2002 Incentive Compensation Plans. In 2004, each of our non-employee directors received options to purchase 1,500 shares of our common stock and two of those non-employee directors received options to purchase an additional 750 shares of our common stock. These options vest over a 60-month period. In addition, Mr. Bliwas and Ms. O’Sullivan, who were both elected to our Board in 2004, each received a grant of restricted stock that was valued at $50,000 on the date of grant. These grants of restricted stock vest with respect to 50% of the shares on the third anniversary date of grant and another 25% on each of the fourth and fifth anniversary date of grant. Other than with respect to reimbursement of expenses, directors who are our employees or officers do not receive additional compensation for their services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2005 by (1) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our Named Officers (as defined below), and (4) all of our directors and executive officers as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission (referred to in this proxy statement as the SEC) by such persons or upon information otherwise provided by such persons to us.

Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power as well as any shares that such person has the right to acquire on or before May 30, 2005 (60 days after March 31, 2005), through the exercise of options or other rights. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below have sole investment and voting power with respect to the shares described below.

The applicable percentage ownership for each person listed below is based upon 9,678,638 shares of common stock outstanding as of March 31, 2005. Shares of common stock subject to options currently exercisable or exercisable on or before May 30, 2005 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each holder of five percent or more of our common stock listed below is: c/o Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018.

Names of Beneficial Owners	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned (%)	Number of Options Included in Number of Shares Beneficially Owned
Jeffrey W. Taylor	5,242,133	(1)	54.1%	12,000
Bruce W. Taylor	5,238,023	(2)	54.1%	12,000
Cindy Taylor Robinson	5,230,583	(3)	54.0%	4,500
Ronald D. Emanuel	185,441	(4)	1.9%	9,750
Edward T. McGowan	86,304	(5)	*	9,750
Richard W. Tinberg	29,000		*	6,000
Daniel C. Stevens	14,569		*	—
Melvin E. Pearl	14,000		*	6,000
Mark L. Yeager	9,000		*	6,000
Adelyn Leander	7,900		*	6,000
Ronald L. Bliwas	3,185		*	—
Shepherd Pryor	2,127		*	300
Louise O’Sullivan	1,457		*	—
All directors and executive officers as a group (13 persons)	5,691,116		58.4%	72,300
Five percent stockholders:
Wellington Management Company, LLP 75 State Street Boston, MA 02109	746,134	(6)	7.8%	—
Westport Asset Management, Inc. 253 Riverside Avenue Westport, CT 06880	530,000	(7)	5.5%	—

*	Less than one percent

(1)	Includes 5,186,303 shares held by a Voting Trust dated November 30, 1998 of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees, 39,780 shares held in the Jeff W. Taylor Gift Trust dated June 10, 1982, 375 shares held by Susan Taylor as custodian for Adam Taylor UTMA, 375 shares held by Susan Taylor as custodian for Brian Taylor UTMA, 300 shares held by Susan Taylor as custodian for Lisa Taylor UTMA and 3,000 shares owned by Susan Taylor.

(2)	Includes 5,186,303 shares held by a Voting Trust dated November 30, 1998 of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees and 39,720 shares held in the Bruce W. Taylor Gift Trust dated June 10, 1982.

(3)	Includes 5,186,303 shares held by a Voting Trust dated November 30, 1998 of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Robinson each serve as trustees, and 39,780 shares held in the Cindy L. Taylor Gift Trust dated June 10, 1982.

(4)	Includes 172,691 shares owned by the Emanuel Family Partnership.

(5)	Includes 10,000 shares owned by the Edward T. McGowan Trust.

(6)	The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A, dated February 14, 2005, and filed with the SEC by Wellington Management Company, LLP. According to the Schedule 13G/A, Wellington Management Company, LLP, in its capacity as an investment adviser, may be deemed to beneficially own 746,134 shares of common stock that are held by its clients. The Schedule 13G/A further provides that Wellington Management Company, LLP has shared voting power over 330,507 shares of common stock and shared dispositive power over 741,834 shares of common stock.

(7)	The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A, dated February 14, 2005, and filed with the SEC by Westport Asset Management, Inc. According to the Schedule 13G/A, Westport Asset Management, Inc., in its capacity as an investment adviser, may be deemed to beneficially own 530,000 shares of common stock that are held by its clients. The Schedule 13G/A futher provides that Westport Asset Management, Inc. has sole voting and dispositive power over 491,000 shares of common stock and shared voting and dispositive power over 38,500 shares of common stock.

COMPENSATION

Executive Compensation

The following table sets forth annual and long-term compensation for the fiscal years ended December 31, 2004, 2003 and 2002 for services in all capacities to our company of (i) our Chief Executive Officer, and (ii) each of the two other executive officers of our company (collectively, the “Named Officers”).

Effective January 4, 2005, Daniel C. Stevens, who is 49 years old, was appointed Chief Financial Officer of the Company. Prior to joining Taylor Capital Group, Mr. Stevens was the chief financial officer for UMB Financial, an $8 billion asset financial services company headquartered in Kansas City from 2001 to December 2004. From 1999 to 2000, Mr. Stevens served as chief financial officer for Euronet Worldwide, a financial software and transaction processing services company.

On December 1, 2004, the Company entered into an employment letter with Mr. Stevens pursuant to which Mr. Stevens will receive an annual base salary of $300,000; a one-time signing bonus of $25,000, net of taxes, and; a one-time signing bonus of a gross amount of $75,000. Both of the signing bonuses are repayable to the Company in full in the event that Mr. Stevens voluntarily terminates his employment with the Company within two years of the date of his hire. The letter also provides for a one-time grant of restricted stock valued at $500,000, contingent upon approval by the Compensation Committee, with the actual number of shares based on the share value of the Company’s stock at the time of the grant. The restricted stock will vest over a five-year period, with one-half vesting on the third anniversary and one-fourth vesting on each of the fourth and fifth anniversaries of Mr. Steven’s date of hire.

Under the letter, Mr. Stevens received a change of control agreement that provides for compensation equal to two and one-half times his annual base salary and bonus, plus 18 months COBRA coverage and outplacement assistance should Mr. Stevens be terminated as a result of a change of control of the Company. Mr. Stevens will also be eligible to participate in the Bank’s annual incentive compensation program, deferred compensation and supplemental executive retirement plans, and the Company’s long term incentive, 401(k), group profit/sharing/ESOP retirement and severance plans, the latter of which provides severance benefits in certain situations not associated with a change of control event.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus ($)	Securities Underlying Options(#)	LTIP Payouts ($)(1)	All Other Compensation ($)
Jeffrey W. Taylor, Chairman of the Board and Chief Executive Officer	2004 2003 2002	505,000 505,000 500,200	252,500 97,628 182,780	20,000 20,000 —	55,917 88,287 105,748	153,447 131,521 160,579	(3) (4) (5)

Bruce W. Taylor, President	2004 2003 2002	495,364 500,000 495,175	250,000 96,593 180,944	20,000 20,000 —	55,917 88,287 105,748	101,700 125,816 98,890	(6) (7) (8)

J. Christopher Alstrin, Chief Financial Officer(2)	2004 2003 2002	86,025 272,500 262,325	— 35,000 159,394	— 8,250 9,000	32,893 51,855 62,172	414,734 41,315 215,380	(9) (10) (11)

(1)	Reflects the long-term bonus paid during the year identified, which is equal to 30% of the cumulative balance remaining in the employee’s LTIP account as of the last day of that year. Payment occurs in the first quarter of the following year. Employees must accumulate funds for at least 3 years prior to becoming eligible for a payout.

(2)	Mr. Alstrin resigned as an officer and director of our company effective as of March 16, 2004.

(3)	Represents $4,927 in 401(k) contributions, $2,756 in profit sharing contributions, $4,206 employee stock ownership plan (“ESOP”) stock value, $43,938 in non-qualified deferred compensation (“NQDC”) contributions, $69,832 in supplemental executive retirement plan (“SERP”) contributions, $13,934 in fringe benefits, and $13,854 in special bonus in lieu of a split dollar life insurance policy.

(4)	Represents $4,200 in 401(k) contributions, $5,611 in profit sharing contributions, $3,535 ESOP stock value, $49,089 in NQDC contributions, $9,284 in SERP contributions, $9,750 in fringe benefits, and $50,052 in imputed income relating to, and premiums paid on, split dollar life insurance policies for 2003. Mr. Taylor purchased these policies from the Company in December 2003.

(5)	Represents $6,417 in 401(k) contributions, $5,906 in profit sharing contributions, $2,000 ESOP stock value, $43,210 in NQDC contributions, $47,529 in SERP contributions, $9,133 in fringe benefits, and $46,385 in premiums paid by our company for split-dollar life insurance for Mr. Taylor prior to July 30, 2002.

(6)	Represents $7,175 in 401(k) contributions, $2,756 in profit sharing contributions, $4,206 ESOP stock value, $40,305 in NQDC contributions, $24,558 in SERP contributions, $10,405 in fringe benefits, and $12,295 in additional NQDC contribution in lieu of a split dollar life insurance policy.

(7)	Represents $7,000 in 401(k) contributions, $5,611 in profit sharing contributions, $3,535 ESOP stock value, $47,902 in NQDC contributions, $3,265 in SERP contributions, $8,563 in fringe benefits, and $49,940 in imputed income relating to, and premiums paid on, split dollar life insurance policies for 2003. Mr. Taylor purchased these policies from the Company in December 2003.

(8)	Represents $6,417 in 401(k) contributions, $5,906 in profit sharing contributions, $2,000 ESOP stock value, $42,085 in NQDC contributions, $16,714 in SERP contributions, $18,231 in fringe benefits, and $7,537 in premiums paid by our company for split-dollar life insurance for Mr. Taylor prior to July 30, 2002.

(9)	Represents $194,792 in severance payments, $174,387 in stock option exercises, $39,654 in split dollar life insurance cash surrender value, $521 in fringe benefits, and $5,380 in 401(k) contributions.

(10)	Represents $6,582 in 401(k) contributions, $5,611 in profit sharing contributions, $3,535 ESOP stock value, $12,888 in SERP contributions, $8,772 in fringe benefits and $3,926 in imputed income relating to, and premiums paid on, split dollar life insurance policies for 2003. We have terminated these policies.

(11)	Represents $5,554 in 401(k) contributions, $5,906 in profit sharing contributions; $2,000 ESOP stock value, $21,323 in NQDC contributions, $165,982 in SERP contributions, $11,528 in fringe benefits and $3,086 in premiums paid by our company for split-dollar life insurance for Mr. Alstrin prior to July 30, 2002.

Long-Term Incentive Plans—Awarded in 2004

	Performance or other period until maturation or payout	Estimated future payments under non-stock price-based plan(1) (2)
Name		Threshold ($) (3)	Target ($)	Maximum ($) (3)
Jeffrey W. Taylor	3 years	$—	$80,000	$244,672
Bruce W. Taylor	3 years	$—	$80,000	$244,672
J. Christopher Alstrin(4)	3 years	$—	$46,580	$142,460

(1)	Under the terms of the Long Term Incentive Plan (“LTIP”), participants receive a contribution into the plan based upon achievement of performance goals as set by the Compensation Committee. Performance goals for the 2004 plan year were based on the level of Bank net income and the Bank’s return on average assets compared to the return on average assets of a peer group of similar banks. Upon achievement of the specified performance goals the Compensation Committee will authorize the contribution into the LTIP. At the close of each given year, each participant is entitled to 30% of his cumulative account balance, which is to be paid out during the first quarter of the following year.

(2)	In 2004, the Compensation Committee approved a new LTIP design for the plan years 2005 to 2007 and terminated the existing LTIP plan design at the end of 2004. During the first quarter of 2005, outstanding LTIP account balances were paid to LTIP participants. Beginning with the 2005 plan year, only Jeffrey W. Taylor and Bruce W. Taylor are eligible to participate in the LTIP. The Compensation Committee established the performance criteria for LTIP for the 2005 plan year as the Company’s diluted earnings per share and return on average equity. Jeffrey W. Taylor and Bruce W. Taylor are each eligible to receive a targeted amount of $400,000 in LTIP contributions with a minimum amount of $0 and a maximum amount of $1,000,000 for the plan year 2005.

(3)	The performance criteria established for the 2004 plan year allow for varying payouts based upon the Bank’s net income and return on average assets as compared to a peer group of similar banks. Contributions levels to the LTIP can increase or decrease at a faster rate as actual Bank net income and return on average assets relative to peers is greater or less than the targeted amounts. Minimum and maximum amounts of LTIP contributions included in the table are based upon anticipated ranges of Bank net income and return on average assets relative to peers. If the actual performance of either of the two aforementioned criteria is not within the anticipated range, the actual LTIP contribution amount could be higher or lower than the minimum or maximum amount listed above. No limits are placed on the actual amount of LTIP contributions.

(4)	Mr. Alstrin was not eligible for a LTIP contribution in the 2004 plan year because of this resignation as an officer of the Company effective as of March 16, 2004.

Option Grants and Exercises

The following table sets forth certain information concerning option grants to the Named Officers during 2004. We have never granted any stock appreciation rights.

Option Grants in 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Jeffrey W. Taylor	20,000	8.8%	26.08	3/17/14	328,031	831,296
Bruce W. Taylor	20,000	8.8%	26.08	3/17/14	328,031	831,296
J. Christopher Alstrin	—	—	—	—	—	—

(1)	Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains will be dependent on the future performance of our common stock and the option holder’s continued employment throughout the vesting period. The amounts reflected in the table may not be achieved.

(2)	These non-qualified options vest over a five year period at 20% per year. Vesting will accelerate to 100% upon the Named Officer’s death, disability or retirement or upon a change of control of our company.

Shown below is information with respect to outstanding options held by our Named Officers as of December 31, 2004. All options reflected in the chart below were granted under our 1997 and 2002 Incentive Compensation Plans.

Aggregated 2004 Year-End Option Values

Name	Shares Acquired on Exercise (#)	Net Value Realized ($) (2)	Number of Securities Underlying Unexercised Options at 12/31/04 (#)		Value of Unexercised In-The-Money Options at 12/31/04 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey W. Taylor	—	—	4,000	36,000	54,000	364,400
Bruce W. Taylor	—	—	4,000	36,000	54,000	364,400
J. Christopher Alstrin	40,950	174,387	—	—	—	—

(1)	Based on the closing price of $33.50 per share of our common stock on December 31, 2004, as reported by the NASDAQ National Market.

(2)	The value realized is the difference between the fair value of the underlying stock at the time of exercise and the exercise price.

Set forth below is information regarding compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2004. Security holders previously approved all equity compensation plans of our company in existence at December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	827,607	$21.32	140,619	(1)
Equity compensation plans not approved by security holders	—	—	—

(1)	Under the terms of our 2002 Incentive Compensation Plan, the number of shares reserved for issuance under this plan increases as of each January 1 by a number of shares equal to 3.0% of the aggregate number of shares outstanding as of December 31 of the immediately preceding calendar year, minus the number of shares remaining available for awards at that time. Accordingly, as of January 1, 2005, the number of shares of our common stock remaining available for future issuance under this plan increased to 289,606 shares.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or in the past served, on the Compensation Committee or board of directors of any other company the executive officers of which serve on our Compensation Committee or Board of Directors.

Compensation Committee Report on Executive Compensation

Our Compensation Committee consists of Mr. Pearl, Mr. Tinberg and Ms. Leander, none of whom is an employee of the Company or the Bank. The Compensation Committee’s primary responsibilities include (1) reviewing and making recommendations to our Board of Directors on executive officers’ and key employees’ salaries and bonuses and (2) overseeing the administration of our employee benefit plans.

Compensation Policies Toward Named Officers

Our executive compensation policies are intended to support the alignment of the Company’s business strategy with enhanced shareholder value. The objectives of our compensation policies and programs are designed to:

➢	Increase shareholder value through stock price growth,

➢	Encourage executive officer and employee actions focused on long-term success,

➢	Provide motivation to attain the Company mission, and

➢	Attract, retain, and reward high performing executive officers and employees who contribute to the Company’s success.

The objectives are achieved through a pay-for-performance total compensation approach, inclusive of base salary, annual incentives, long-term incentives, and equity compensation. Target compensation levels are established through an annual review of national, regional, and local peer banks and holding companies, which provide information for the Compensation Committee when evaluating and determining compensation programs and executive pay. Pay-for-performance is addressed through each compensation program’s design, which generally includes financial-based performance metrics and/or corresponding award payment parameters.

Our Board of Directors and Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. For example, we require that bank officers at or above the level of executive vice president own at least the lower of 35,000 shares of our common stock or a number of shares of our common stock having a value of 2.5 times their base salary. Our Compensation Committee intends to continue to consider annual grants of stock options and restricted stock to our executive officers and other eligible persons under our 2002 Incentive Compensation Plan.

The following describes in more specific terms the elements of compensation in 2004:

Base Salary. In establishing the appropriate level of base compensation for each of Jeffrey Taylor and Bruce Taylor, the Compensation Committee assessed market data for the top two executive positions at comparable companies given the preference for maintaining similar compensation packages for these individuals. The Compensation Committee granted each of them options to purchase 20,000 shares of our common stock. In 2004, the Compensation Committee determined not to increase the base salary for Jeffrey Taylor and Bruce Taylor during 2004.

2002 Incentive Bonus Plan. We maintain our 2002 Incentive Bonus Plan, which was approved by our Board of Directors on June 20, 2002, and, by our stockholders on June 27, 2002. Under this plan, designated officers are eligible to receive cash bonuses based on the attainment of certain financial objectives. The plan is comprised of two components:

Annual Incentive Bonus. Annual incentive bonuses are primarily based upon the achievement of measurable performance goals established at the beginning of each fiscal year. For 2004, the Compensation Committee maintained the target incentive opportunity at 50% of base salary for each of Jeffrey Taylor and Bruce Taylor. The minimum incentive opportunity was 0% and the maximum incentive opportunity was a bonus of up to 100% of base salary based upon the achievement of certain specified levels of Bank net income. For 2004, Jeffrey Taylor and Bruce Taylor earned bonuses of $252,500 (50% of base salary) and $250,000 (50% of base salary), respectively. For 2004, J. Christopher Alstrin was not eligible to earn a bonus because of his resignation as an officer of the Company effective as of March 16, 2004.

Long Term Incentive Plan. Under the Long Term Incentive Plan (“LTIP”), participants receive a contribution into an account balance reflective of their pro rata share of the total account balance, based upon the achievement of performance goals. The Compensation Committee approves these goals, and each participant’s pro rata share of the total number of units assigned to the plan, in writing not later than 90 days after the beginning of each performance period. Upon achievement of these goals, the Compensation Committee will authorize the Company to contribute money into the LTIP pool based upon a specified formula, and the total amount is divided among plan participants according to their pro rata share of units. At the close of a given year, each participant is entitled to 30% of his cumulative account balance, which is to be paid out during the first quarter of the following year. In 2004, the Compensation Committee approved the creation of a new LTIP plan design for the years 2005 through 2007 and termination of the previous LTIP plan design at the end of 2004. Previously, Jeffrey Taylor and Bruce Taylor were each eligible to earn a target cash award contribution of $80,000 per year in LTIP cash compensation along with 20,000 stock options. On December 15, 2004, the Compensation Committee elected to increase the targeted LTIP cash opportunity for each of Jeffrey Taylor and Bruce Taylor to $200,000. On March 7, 2005, the Compensation Committee determined to eliminate the equity compensation component from Jeffrey Taylor’s and Bruce Taylor’s overall long-term compensation packages because of concerns about the aggregate overhang of the Company’s outstanding equity awards. Jeffrey Taylor and Bruce Taylor are therefore each eligible to receive a targeted award amount of $400,000 in LTIP cash compensation with a minimum of $0 and a maximum of $1,000,000 with respect to the 2005 plan year. The Compensation Committee also authorized payment of any remaining LTIP account balance dollars from the previous LTIP plan design to the plan’s participants during the first quarter of 2005.

2002 Incentive Compensation Plan. We maintain our 2002 Incentive Compensation Plan, which was approved by our Board of Directors on June 20, 2002, and, by our stockholders on June 27, 2002. Under this plan, directors, officers and employees selected by our Board of Directors are eligible to receive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock awards and performance awards. Options granted under the plan may be incentive stock options or nonqualified stock options. Stock appreciation rights may be granted at any time either in tandem with an option or on a freestanding basis. Subject to the provisions of the plan, the Compensation Committee will determine the type of award, when and to whom awards will be granted, the number of shares or amount of cash covered by each award and the terms and kinds of consideration payable with respect to awards.

Stock options provide executives with the opportunity to buy an equity interest in our company and to share in the appreciation of the value of our common stock. Stock options are granted at the fair market value price of our common stock on the date of grant, are subject to vesting over time and only have future value for our executive officers if the stock price appreciates from the date of grant. All options have terms of ten years from the date of grant. Factors influencing stock option grants to our executive officers include performance of our company, relative levels of responsibility, contributions to the businesses of our company and competitiveness with other growth oriented companies. Our Compensation Committee has the authority to grant stock options to our executive officers and other management employees. In 2004, Jeffrey Taylor and Bruce Taylor were each granted options to purchase 20,000 shares of our common stock. J. Christopher Alstrin was not granted options to purchase shares of our common stock in 2004.

Other Compensation Plans. We maintain a profit sharing plan (the “401(k) Plan”) which is intended to satisfy the tax qualification requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All employees, including Jeffrey Taylor, Bruce Taylor, and J. Christopher Alstrin, are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of the Code. We will make a matching contribution to the 401(k) Plan equal to 100% of each participant’s first 1% of compensation deferred and 50% of a participant’s deferrals above 1% of compensation, up to a maximum of 6% of the participant’s salary. We have the discretion to change or cease these matching contributions under the plan.

We also maintain a defined contribution plan covering employees who have completed 30 days of continuous service during a year in which they complete 1,000 hours of service by year-end, as defined in the plan, and are at least 18 years old, and covering other employees meeting eligibility requirements. In our sole discretion, we may make contributions to the plan in the form of cash or stock. Employer discretionary contributions, and ESOP stock and cash accounts plus earnings, are subject to vesting requirements.

In addition, we maintain the Taylor Capital Group Non-Qualified Deferred Compensation Plan for our senior managers, including Jeffrey Taylor, Bruce Taylor, and J. Christopher Alstrin. Senior managers may elect to defer their own salary and incentive earnings, and the Compensation Committee, in its sole discretion, may provide cash contributions into the Plan through non-qualified deferred compensation (“NQDC”) and the supplemental executive retirement plan (“SERP”). The Compensation Committee also has the authority to make discretionary contributions into the Plan. NQDC and SERP contributions are determined based upon different formulae and have different vesting schedules. All contributions under this Plan are maintained in a rabbi trust. For 2004, the following amounts were contributed to this Plan on behalf of our officers: Jeffrey W. Taylor— $113,700 ($43,938 through NQDC, $69,832 through SERP); Bruce W. Taylor—$77,158 ($40,305 through NQDC, $24,558 through SERP, and $12,295 through a discretionary contribution in lieu of a split dollar life insurance policy). J. Christopher Alstrin did not receive a contribution into the NQDC or SERP for 2004.

Benefits. Benefits offered to Jeffrey Taylor, Bruce Taylor, and J. Christopher Alstrin are largely those that are offered to our general employee population, such as group health and life insurance coverage and participation in the qualified retirement plans. Benefits are not tied directly to corporate performance.

Internal Revenue Code Limits on Deductibility of Compensation. Federal income tax law prohibits publicly traded corporations from deducting certain compensation paid to executives that exceeds $1 million during the tax year. However, if compensation is based on the achievement of performance goals that we, as the Compensation Committee, set pursuant to plans approved by our stockholders, the compensation is not included in the computation of the limit. Although we may award non-deductible compensation in circumstances where we deem it appropriate, we generally intend for all compensation paid to our executive officers to be tax deductible to Taylor Capital Group pursuant to the Internal Revenue Code.

Submitted by the Members of the Compensation Committee:

Melvin E. Pearl

Richard W. Tinberg

Adelyn Leander

The above report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

STOCK PERFORMANCE GRAPH

The graph below compares our cumulative stockholder return on our common stock from October 16, 2002 through December 31, 2004, with the composite index for all U.S. companies included in the NASDAQ Stock Market and the SNL NASDAQ Stock Market Bank Index. The source for the information below is SNL Financial LC, Charlottesville, VA.

Since October 16, 2002, our common stock has been principally traded on the NASDAQ National Market under the symbol “TAYC.”

	Period Ending
Index	10/16/02	12/31/02	06/30/03	12/31/03	06/30/04	12/31/04
Taylor Capital Group, Inc.	100.00	110.11	124.15	153.34	130.82	202.36
NASDAQ Composite	100.00	108.27	131.88	163.22	167.19	178.16
SNL NASDAQ Bank Index	100.00	100.94	111.07	130.29	133.67	149.32

This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

AUDIT MATTERS

The Audit and Examining Committee engaged the firm of KPMG LLP as our independent public accountants for 2005. It is expected that a representative from this firm will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders, if the need arises, or make a statement if the representative desires to do so.

The aggregate fees incurred by us for KPMG professional services for the years ended December 31, 2004 and 2003 were as follows:

	For the Year Ended December 31,
	2004	2003
Audit	$390,850	$246,700
Audit-Related	24,290	42,435
Tax Fees	3,700	—
All Other	1,750	32,578

Total Fees	$420,590	$321,713

Audit Fees

Audit fees include fees for professional services rendered for the annual audit of the consolidated financial statements and the review of the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the years indicated. Audit fees for 2004 also include professional fees rendered for the audit of internal control over financial reporting.

Audit-Related Fees

Audit related fees include fees for required regulatory reports and fees for work performed in connection with the audits of our employee benefit plans. Audit related fees for 2004 also include fees for consulting on financial accounting and reporting standards.

Tax Fees

Tax fees include fees for consulting regarding our financial reporting for income taxes.

All Other Fees

All other fees in 2004 represent fees for professional services rendered in connection with our stock-based compensation plans. All other fees in 2003 represent fees for professional services rendered in connection with developing our information security program charter. The Audit and Examining Committee has considered these other services and KPMG’s representations, and believes that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Pre-Approval Policies and Procedures

All audit, audit-related, tax services and other services to be provided by the independent public accountants are required to be pre-approved by the Audit and Examining Committee. The Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Committee, the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom such authority is so delegated to pre-approve an activity shall be presented to the full Committee at its next scheduled meeting.

Audit and Examining Committee Report

The Audit and Examining Committee was appointed by the Board of Directors to assist it in overseeing the quality and integrity of Taylor Capital Group’s financial reports, financial reporting processes and internal control system, the performance and independence of Taylor Capital Group’s auditors and related matters. The committee operates under a written charter adopted by the Board of Directors which is attached hereto as Exhibit A. The Board of Directors, in its business judgment, has determined that all members of the audit committee are “independent” as defined by the National Association of Securities Dealers’ listing standards for the Nasdaq National Market and Section 301 of the Sarbanes-Oxley Act of 2002.

Management is responsible for Taylor Capital Group’s financial reporting process, including its system of internal control and disclosure controls and procedures, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Taylor Capital Group’s independent public accountants, KPMG LLP, are responsible for auditing those consolidated financial statements and expressing an opinion as to whether those consolidated financial statements are free of material misstatement and presented in accordance with generally accepted accounting principles. KPMG LLP is also responsible for auditing Taylor Capital Group’s assessment of internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board. Our responsibility is to oversee, monitor and review these processes. In fulfilling these responsibilities, we have not conducted auditing or accounting reviews or procedures, and we have relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and that management maintained effective internal control over financial reporting. We have also relied upon the representations of KPMG, LLP included in their reports on Taylor Capital Group’s consolidated financial statements and management’s assessment of internal control over financial reporting.

The Audit and Examining Committee meets periodically with Taylor Capital Group’s management, internal auditors and its independent auditors, KPMG LLP, to discuss Taylor Capital Group’s financial reports, financial reporting processes and internal control system and other related items. We also have reviewed Taylor Capital Group’s 2004 audited consolidated financial statements and discussed these consolidated financial statements with management, Taylor Capital Group’s internal auditors and KPMG LLP. Our discussions with each of the internal auditors and KPMG LLP included sessions at which management was not present, and throughout the year, the internal auditors and KPMG LLP have had unrestricted access to the Audit and Examining Committee. We discussed with KPMG LLP the results of its audit of Taylor Capital Group’s consolidated financial statements and the results of its audit of management’s assessment of internal control over financial reporting. We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, and KPMG LLP provided us with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as modified or supplemented. We discussed with KPMG LLP these materials and the firm’s independence from Taylor Capital Group.

Based on our discussions with, and review of reports from, management, internal auditors and KPMG LLP and our reliance on the representation of management that Taylor Capital Group’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, the Audit and Examining Committee recommended to the Board of Directors that Taylor Capital Group’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Members of the Audit and Examining Committee:

Richard W. Tinberg

Ronald D. Emanuel

Shepherd G. Pryor IV

The above report of the Audit and Examining Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct for the Company that includes a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company will furnish a copy of the Code of Conduct to any person without charge, upon written request. Request should be made in writing to Taylor Capital Group, Inc., Attention: Daniel C. Stevens, Chief Financial Officer, 9550 West Higgins Road, Rosemont, Illinois 60018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and certain beneficial holders of our common stock to file reports about their beneficial ownership of our common stock. Specific due dates for these reports have been established and we are required to disclose in this proxy statement any filings made after these due dates during 2004. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Exchange Act during 2004 and Forms 5 and amendments thereto furnished to the Company with respect to 2004 and written representations from certain reporting persons that no Form 5 is required for them, the Company believes that, during 2004, all of the filing requirements under section 16(a) of the Exchange Act were timely satisfied, except for a filing made on behalf of Adelyn Leander on May 3, 2005 in connection with a gift of 3,000 shares by Ms. Leander’s spouse on February 12, 2003.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

Management Loans and Transactions

Under Section 402 of the Sarbanes-Oxley Act, it is unlawful for any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. This prohibition does not apply to loans that were made on or prior to July 30, 2002, or certain types of loans described in Section 402 that are:

•	made available by the issuer in the ordinary course of the issuer’s consumer credit business;

•	of a type generally made available by such issuer to the public;

•	made by the issuer on market terms, or terms that are no more favorable that those offered by the issuer to the general public; and

•	Did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 402 also does not apply to loans by an insured depository institution if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act and the Federal Reserve’s Regulation O.

Certain of our directors and officers, members of their immediate families, and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit. Our management believes that all such loans and investments have been, and will continue to be, made in the ordinary course of business of the Bank on substantially the same terms, including interest rates paid and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and do not involve more than the normal risk of collectibles or present other unfavorable features. Therefore, our management further believes that all of these transactions comply with Section 402 of the Sarbanes-Oxley Act or have been made pursuant to a valid exception from Section 402 of the Sarbanes-Oxley

Act. As of December 31, 2004, the aggregate outstanding amount of all loans which individually exceed $60,000 to our officers and directors, members of their immediate families and the firms and corporations in which they have at least a 10% beneficial interest was approximately $7.6 million. In the past, the Board of Directors of the Bank was required to approve all loans to our executive officers and directors. In connection with our initial public offering, we revised our policy to require that any loans to our executive officers and directors, in addition to complying with Section 402 of the Sarbanes-Oxley Act, are subject to the approval of our Audit and Examining Committee, which is comprised solely of independent directors.

Insurance Provider

One of our company’s insurance brokers is Dann Brothers, Inc., which provides directors’ and officers’ liability and property and casualty insurance brokerage services. Scott Dann, brother-in-law of Jeffrey W. Taylor, beneficially owns approximately 33.3% of the capital stock of Dann Brothers, Inc. In 2004, our company paid approximately $1.5 million with respect to various insurance policies for which Dann Brothers, Inc. acted as a broker.

Legal Counsel

Two of our company’s primary legal counsels are Katten Muchin Zavis Rosenman and McDermott, Will & Emery. Melvin E. Pearl, a director of our company, had been a partner with the law firm of Katten Muchin Zavis Rosenman from 1974 to 2004 and is now “Of Counsel” to that firm. Mark L. Yeager, a director of our company, is a partner with the law firm of McDermott, Will & Emery.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders must be received by us no earlier than December 8, 2005 and no later than January 7, 2006 and must otherwise comply with the rules of the SEC and with our By-laws for inclusion in our proxy statement and form of proxy relating to the meeting. Our form of proxy for the 2006 Annual Meeting will confer discretionary authority upon the persons named as proxies to vote on any untimely stockholder proposals; and, the proxy statement will advise how the proxies intend to vote on any timely stockholder proposals that are not included in our proxy statement and form of proxy.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders or other interested parties may communicate with our Board of Directors by sending a letter to Taylor Capital Group, Inc. Board of Directors, c/o The Office of the Secretary, Taylor Capital Group, Inc., 9550 West Higgins Road, Rosemont, Illinois 60018. The Office of the Secretary will receive the correspondence and forward it to the Director or Directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by means of which stockholders may communicate with the Board or it members.

OTHER MATTERS

We know of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2004, including our Annual Report on Form 10-K for the same year (excluding exhibits but including a list briefly describing all of the exhibits not contained therein), accompanies this proxy statement. Stockholders may obtain a copy of the exhibits to our Annual Report on Form 10-K for the same year by writing to Taylor Capital Group, Inc., Attention: Daniel C. Stevens, Chief Financial Officer, 9550 West Higgins Road, Rosemont, Illinois 60018. We reserve the right to require payment of a reasonable fee in exchange for furnishing any exhibit, which fee shall be limited to our reasonable expenses in furnishing such exhibit.

EXHIBIT A

TAYLOR CAPITAL GROUP, INC. AND SUBSIDIARIES

Audit and Examining Committee Charter

Audit and Examining Committee Purpose

The Audit and Examining Committee (the “Committee”) is appointed by the Board of Directors (the “Board of Directors”) of Taylor Capital Group, Inc. (collectively with all subsidiaries thereof, the “Corporation”) to provide assistance to the Board of Directors in fulfilling the Board of Directors’ oversight functions relating to the quality and integrity of the Corporation’s financial reports, monitor the Corporation’s financial reporting process and internal control system, and perform such other activities consistent with this Charter and the Corporation’s By-laws as the Committee or the Board of Directors deems appropriate. It shall have such functions as are provided for under the federal securities laws and the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (the “NASD”) for companies listed on the Nasdaq National Market. The Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance as identified in section III of this charter.

•	Monitor the independence and performance of the Corporation’s independent external auditors and internal audit department.

•	Act as an oversight committee on audit and control matters.

•	Provide an avenue of communication among the internal audit department, independent external auditors, management and the Board of Directors.

•	Encourage management to take an aggressive approach toward resolving matters that require attention as defined by the Committee.

•	Maintain minutes of meetings and report the substance of the meetings and make appropriate recommendations to the Board of Directors as necessary.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent external auditors as well as anyone in the organization. The Committee has the ability to retain, at the Corporation’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Committee is not responsible for loan and/or investment quality, nor is it responsible for areas of bank and bank holding company related regulatory compliance. Responsibility for these functions has been delegated to other committees of the Corporation or Cole Taylor Bank, as appropriate. However, should these other committees identify significant disagreements regarding the adequacy of the loan loss reserves or investment quality, the disagreements must be brought to the attention of the Committee in a timely manner.

Audit and Examining Committee Composition and Meetings

The Committee shall be comprised of three or more directors, none of whom shall be an employee of the Corporation and each of whom shall meet the independence requirements set forth in the Securities Exchange Act of 1934 (the “Exchange Act”) and the corporate governance rules of the NASD for companies listed on the Nasdaq National Market. All members of the Committee shall be financially literate, and at least one member shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and, so long as they remain on the Board, shall serve until the next annual organizational meeting or until their respective successors shall be duly elected and qualified.

The Board of Directors shall appoint Committee members.

The Committee shall hold such regular and special meetings as may be called by the Chairman of the Committee or at the request of outside auditors or the internal auditing staff or management, provided, however, that there shall be at least four (4) regular meetings held in each calendar year. Members of senior management, the outside auditors or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Committee shall meet with the outside auditors, the internal auditing staff and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

The Chairman of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee Members. The Committee may meet via telephone conference calls.

The Committee shall report regularly to the Board of Directors as to its activities.

Audit and Examining Committee Responsibilities and Duties

Review Procedures

•	Review and reassess the adequacy of this Charter at least annually. Submit any revisions to the Charter to the Board of Directors for approval.

•	Discuss all public announcements of financial results and quarterly and annual financial statements and reports prior to any filing with the Securities and Exchange Commission or any release to the public or investors.

•	Recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

•	Consult with the outside auditors concerning the completeness and accuracy of the Corporation’s financial statements.

•	Consult with the outside auditors concerning the quality of the Corporation’s accounting principles as applied in its financial statements and reporting.

•	Review any significant judgments made in management’s preparation of the financial statements and the view of the outside auditors as to the appropriateness of such judgments.

•	Review any significant difficulties encountered during the course of the audit or review, including any restrictions on the scope of the outside auditors’ work or access to reviewed information.

•	Review any disagreements between management and the outside auditors in connection with any public announcements of financial results and quarterly and annual financial statements and reports.

•	Review changes to the Corporation’s accounting principles as recommended by the outside auditors or management.

•	Review with the outside auditors and internal auditors the adequacy of the Corporation’s system of internal controls and disclosure controls and procedures, including computerized information system controls and security, and any related significant findings and recommendations of the outside auditors, together with management’s responses thereto.

•	Review and approve the internal audit department’s annual audit plan and periodically review the internal audit department’s organizational structure and staff qualifications.

•	Review quarterly internal audit activities and progress of implementation of audit recommendations.

•	Review the appointment, provide input on the performance and compensation, and review replacement of the Director of Audit.

•	Review periodically with the Corporation’s general counsel, legal and regulatory matters that could have a significant effect on the Company’s financial statements.

•	Review final results of significant examinations made by examining authorities with subsequent follow-up oversight to the recommendations for improvements or strengthening of internal controls.

•	Discuss with management and the outside auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

•	Review the minutes of all disclosure review committee meetings.

Independent External Auditors

•	The outside auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Corporation’s shareholders, but shall report directly to the Committee. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the outside auditors prior to any engagement (including resolution of disagreements between management of the Corporation and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and any engagement letter between the Corporation and the outside auditors shall be subject to the Committee’s review and approval. All auditing services and non-audit services provided to the Corporation by the outside auditors shall be preapproved by the Committee in accordance with such rules or limitations the Committee adopts. The Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Committee the authority to grant such preapprovals; provided, however, that the decisions of any member to whom authority is so delegated to preapprove an activity shall be presented to the full Committee at its next scheduled meeting.

•	Review all relationships the outside auditors have with the Corporation to determine their independence and obtain and review a report from the outside auditors concerning the auditors’ internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Without limiting the foregoing, prior to the filing with the SEC of the Corporation’s audited annual financial statements, the Committee shall discuss with the outside auditors the results of the audit and certain matters required to be communicated to audit committees in accordance with AICPA SAS 61, and the Committee shall review the outside auditors’ disclosures regarding their independence as required by ISB 1.

•	Review the annual audit plan of the outside auditors and evaluate their performance.

•	Review the experience and qualifications of the senior members of the outside auditors team.

•	Obtain and review a report from the outside auditors at least annually as to (a) all critical accounting policies to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditors, and (c) other material written communications between the outside auditors and management of the Corporation, including management letters and schedules of unadjusted differences.

•	Require the rotation of the lead audit partner on a regular basis in accordance with the requirements of the Exchange Act and other applicable laws and regulations.

•	Review the Corporation’s hiring of employees or former employees of the outside auditors who participated in any capacity in the audits of the Corporation.

•	The Committee shall be advised of any financial study or inquiry undertaken at the request of management by any audit firm other than the Corporation’s outside auditors.

Other Committee Responsibilities

•	On an annual basis, confirm that management has established a formal Code of Conduct and a process to enforce compliance with the Code of Conduct.

•	Review periodically the Corporation’s compliance with its Code of Conduct.

•	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	On an annual basis, prior to filing with the applicable regulatory bodies, review Management’s Report on the Assessment of Internal Controls over Financial Reporting and Cole Taylor Bank’s Compliance with Designated Laws Relating to Safety and Soundness (FDICIA).

•	On an annual basis, review and approve the annual Cole Taylor Bank security report in accordance with Regulation H.

•	Produce an annual report for inclusion in the Corporation’s proxy statement.

•	On at least an annual basis, review with the Corporation’s counsel, any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and inquiries received from the regulators or governmental agencies.

•	Investigate any other matter brought to its attention within the scope of its duties which it deems appropriate for investigation.

The Committee shall have such other responsibilities and functions as are provided or required by the NASD, the Securities and Exchange Commission and the federal securities laws.

EXHIBIT B

TAYLOR CAPITAL GROUP, INC.

Corporate Governance and Nominating Committee Charter

Purpose

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of Taylor Capital Group, Inc. (the “Company”) is to (a) assist the boards of directors of the Company and Cole Taylor Bank (the “Bank”) (the “Board” and the “Bank Board”, collectively, the “Boards”) in identifying persons qualified to become members of the Boards, consistent with criteria established by the Committee and approved by the Boards, (b) coordinate the Board’s evaluation of itself and management, (c) assist the Boards in identifying the directors that may serve on each committee of the Boards, and (d) take such other actions within the scope of this Charter (this “Charter”) as the Committee deems necessary or appropriate. The Board believes this Charter is an integral part of the Company’s efforts to comply with the letter and spirit of the Sarbanes-Oxley Act of 2002 and the rules of the Nasdaq Stock Market (“Nasdaq”).

Committee Structure and Membership

Number. The Committee shall consist of such number of directors as the Board shall from time to time determine, but in no event less than three.

Chairperson. Unless the Board elects a Chairperson of the Committee (the “Chairperson”), the Committee shall elect a Chairperson by majority vote.

Selection and Removal. Members of the Committee shall be appointed by the Board, upon the recommendation of the Committee, for one-year terms. The members of the Committee will serve until their resignation, retirement or removal by the Board or until their successors have been appointed. The Board may remove members of the Committee from such Committee, with or without cause.

Board Member Nominations and Qualifications

The Committee shall have such powers and functions as may be assigned to it by the Board from time to time; however, such functions shall, at a minimum, include the following, as well as any functions as shall be required of corporate governance committees by applicable securities laws, rules and regulations, the rules of the Nasdaq, or of any other securities exchange or market on which securities of the Company are listed, and any other applicable requirement:

Identification of Qualified Directors. The Committee shall assist the Boards in identifying the persons qualified to become members of the Boards. The Committee shall assist the Boards in recruiting candidates to fill new positions, and may conduct appropriate inquiries into the background, qualifications, independence and potential conflicts of interest of possible candidates as appropriate.

Criteria for Selecting Directors. The Committee shall establish criteria to assist the Boards in their director selection processes. The Committee shall be responsible for reviewing with the Boards, the requisite skills and criteria for new members of the Boards, as well as the membership of the Boards as a whole and committees of the Boards, to ensure that the proper skills and experiences are represented on the Boards and such committees and that the composition of the Boards and such committees satisfies all applicable laws, rules, regulations and listing standards.

Suitability for Continued Service. The Committee shall assist the Boards by reviewing the suitability of each member of the Boards for continued service when his or her term expires and when he or she has a significant change in status.

Committees. The Committee shall assist the Boards by periodically reviewing the composition, charters, and appointment and removal policies of the committees of the Boards to determine whether an appropriate level of consistency in policies and practices exists, to the extent applicable, among the committees of the Boards.

Board Governance Matters

Corporate Governance Guidelines. The Committee shall develop and recommend to the Board for its approval a set of corporate governance guidelines. The Committee shall review the corporate governance guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

Board and Committee Oversight and Evaluation. The Committee shall coordinate the Board’s evaluation of itself and management.

Director Orientation and Education. The Committee shall assist the Board by providing appropriate orientation programs for new directors, which should both familiarize new directors with the full scope of the Company’s business and assist them in developing and maintaining skills necessary and appropriate for the performance of their responsibilities. The Committee may also provide continuing education programs and workshops for directors as appropriate.

Meetings of Independent Directors; Lead Director. The Board’s “independent directors” (as that term is defined under the standards of the Securities and Exchange Commission and the Nasdaq), will meet in executive session without management present in no event less than two times per year. The independent directors may meet without management present at such other times as determined by the Lead Director (as defined below) or by any two Board members. The Committee may designate one independent director to serve as the “Lead Director” to preside as chairperson of the Board’s executive sessions of independent directors. The Lead Director shall advise the President and Chief Executive Officer and committee chairpersons with respect to agendas and information needs relating to Board and committee meetings, and perform such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director shall serve for such term as the Board shall determine. The identity of the Lead Director, if one has been designated, shall be set forth in the proxy statement for the Company’s annual meeting. If no Lead Director has been designated, the Chairperson shall preside as the chairperson at meetings or executive sessions of independent directors.

Policies and Practices. The Committee shall monitor and make recommendations to the Board on other matters or Board policies and practices relating to corporate governance.

Stockholder Proposals. The Committee shall review and make recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

Administrative Matters

Meetings. The Committee shall meet at least twice annually or more frequently, as circumstances dictate, upon the request of any member of the Committee and upon the notice provided for in the Company’s By-Laws. Members of senior management or others may attend meetings of the Committee at the invitation of the Committee and shall provide pertinent information as necessary. The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting.

Reports and Minutes. The Committee shall report to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the Committee may deem appropriate. The Committee shall maintain minutes and other records of meetings and activities of the Committee, as appropriate under Delaware law.

Third-Party Advisors. The Committee shall have the authority, in fulfilling its responsibilities under this Charter, to obtain advice, reports or opinions from internal or external counsel and expert advisors, and approve fees of such advisors. The Company shall provide appropriate funding, as determined solely by the Committee, for payment of compensation to any advisors employed by the Committee.

Annual Review of Charter. The Committee shall annually review and re-examine this Charter to make recommendations to the Board with respect to any proposed changes.

Other Functions. The Committee shall perform such other functions which from time to time may be assigned to it by the Board of Directors.

[FRONT SIDE OF PROXY CARD—COMMON]

PROXY	TAYLOR CAPITAL GROUP, INC.	PROXY
ROSEMONT, ILLINOIS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned holder of the common stock of Taylor Capital Group, Inc. (the “Corporation”) acknowledges receipt of the proxy statement and Notice of Annual Meeting of Stockholders, dated May 6, 2005, hereby constitutes and appoints Jeffrey W. Taylor and Daniel C. Stevens, and each of them acting singly in the absence of the other, as Proxies and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of common stock of the Corporation held of record by the undersigned on April 28, 2005, at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, June 16, 2005, or at any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for all of the director nominees listed in Proposal One, and, if other business is presented at the meeting, in accordance with the best judgment of the Proxies on those matters.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued and to be signed on reverse side.)

[BACK SIDE OF PROXY CARD—COMMON]

ELECTION OF THREE (3) DIRECTORS FOR A THREE-YEAR TERM.

CLASS III (to serve until the 2008 annual meeting of stockholders)

The Board of Directors Unanimously Recommends a Vote FOR the Following Nominees.

	For	Withhold
01 – Bruce W. Taylor	☐	☐
02 – Ronald Bliwas	☐	☐
03 – Ronald D. Emanuel	☐	☐

If at the time of the Annual Meeting, any nominee is unable or declines to serve, the Proxies will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy to remain open until filled by the Board of Directors, as the Board of Directors recommends.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Dated:                                                              , 2005

Signature(s)

Please sign exactly as your name appears on this form. When shares are held in more than one name, each joint owner should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.